UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2015

SOUTHWEST AIRLINES CO.

(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 36611, Dallas, Texas	75235-1611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 792-4000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

On May 13, 2015, at the 2015 Annual Meeting of Shareholders of Southwest Airlines Co. (the “Company”), the Company’s Shareholders approved the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan (the “Plan”). The Plan provides for grants of stock options, restricted stock, restricted stock units, unrestricted shares of common stock, stock appreciation rights, and phantom shares, including grants in the form of performance awards (collectively, “Awards”). The Plan has been designed to allow for Awards to satisfy the performance-based compensation exception provided for under Section 162(m) of the Internal Revenue Code (the “Section 162(m) Exception”).

The Plan must be administered by the Board of Directors of the Company or by a committee of the Board whose members satisfy the independence criteria established by the Plan. The Board or committee, as applicable, will be referred to as the “committee.” Awards may be granted to any employee or advisor of the Company and any member of the Company’s Board of Directors. The committee generally has the authority to grant Awards on such terms and conditions as the committee, in its discretion, may from time to time determine; however, (i) no Awards may be granted under the Plan after March 18, 2025, and no stock option or stock appreciation right may be exercisable after the expiration of ten years from the date of its grant; (ii) the per share exercise price of any stock option or stock appreciation right may not be less than the fair market value of a share of the Company’s common stock on the date of grant; (iii) in no event may an award of restricted stock or restricted stock units that has a vesting schedule based on the passing of time have (or be accelerated such that it has) a vesting schedule of less than three years from the date of grant, and no more than 33-1/3 percent of any such Award may vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (iv) in no event may an award of restricted stock or restricted stock units that is structured as a performance award vest (or be accelerated such that it vests) in under one year from the date of grant. Notwithstanding the foregoing, in the event of the termination of a participant’s service as a result of death or disability, any of the participant’s outstanding shares of restricted stock and/or restricted stock units that have not yet vested will fully vest as of the date of termination. The Plan also prohibits repricing of stock options and stock appreciation rights, unless approved by the Company’s Shareholders.

The number of shares of common stock that may be issued under the Plan with respect to all types of Awards in the aggregate may not exceed 31.5 million (the “Plan Limit”), which is an increase of 13.5 million over the 18 million shares previously reserved for issuance under the Plan. The number of shares of common stock with respect to which stock options, stock appreciation rights, and any other types of awards designed to satisfy the Section 162(m) Exception may be granted in the aggregate to any participant during any calendar year may not exceed one million (regardless of whether settled in cash or shares of common stock). In addition, the number of shares of common stock with respect to which unrestricted shares of common stock, stock-settled phantom shares, and awards to non-employee members of the Board may be granted during the term of the Plan may not exceed five percent of the Plan Limit.

The foregoing summary of the Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Plan, which has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference. The Plan is also described in detail in the Company’s proxy statement filed with the Securities and Exchange Commission on April 6, 2015.

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a)	The Annual Meeting of Shareholders of Southwest Airlines Co. (the “Company”) was held in Houston, Texas on Wednesday, May 13, 2015.

(b)	The following matters were voted on by the Company’s Shareholders at the Annual Meeting and received the following votes:

1.	Proposal 1 – Election of ten Directors for one-year terms expiring in 2016:

NOMINEE	VOTES FOR	VOTES AGAINST	ABSTENTIONS	BROKER NON- VOTES

David W. Biegler	499,288,912	10,404,519	2,422,362	89,545,680

J. Veronica Biggins	501,944,386	7,773,411	2,397,996	89,545,680

Douglas H. Brooks	502,534,355	7,149,459	2,431,979	89,545,680

William H. Cunningham	492,295,231	15,225,458	4,595,104	89,545,680

John G. Denison	502,359,318	7,527,393	2,229,082	89,545,680

Gary C. Kelly	488,202,415	18,960,217	4,953,161	89,545,680

Nancy B. Loeffler	498,486,730	11,359,849	2,269,214	89,545,680

John T. Montford	497,636,598	12,092,601	2,386,594	89,545,680

Thomas M. Nealon	502,923,354	6,955,644	2,236,795	89,545,680

Daniel D. Villanueva	501,093,002	8,655,207	2,367,584	89,545,680

2.	Proposal 2 – An advisory (nonbinding) vote to approve the compensation of the Company’s named executive officers:

VOTES FOR	VOTES AGAINST	ABSTENTIONS	BROKER NON- VOTES
482,953,810	26,181,278	2,980,705	89,545,680

3.	Proposal 3 – A proposal to approve the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan:

VOTES FOR	VOTES AGAINST	ABSTENTIONS	BROKER NON- VOTES
482,137,474	26,616,854	3,361,465	89,545,680

4.	Proposal 4 – A proposal to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015:

VOTES FOR	VOTES AGAINST	ABSTENTIONS	BROKER NON- VOTES
589,583,647	9,334,580	2,743,246	0

(c)	Not applicable.

(d)	Not applicable.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 18, 2015	By:	/s/ Mark R. Shaw
Vice President, General Counsel, & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan.